Exhibit 99.1

McCLATCHY ANNOUNCES PRICING OF
$310 MILLION OF SENIOR SECURED NOTES DUE 2026

SACRAMENTO, Calif., June 29, 2018 — The McClatchy Company (NYSE American: MNI) (“McClatchy” or the “Company”) today announced that it priced its offering of $310 million aggregate principal amount of its 9.00% Senior Secured Notes due 2026 (the “2026 Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offering is expected to close on July 16, 2018, subject to satisfaction of customary closing conditions.

The 2026 Notes will have an issue price of 97.242% and will be senior obligations of McClatchy and will be guaranteed by certain of the Company’s domestic subsidiaries (the “subsidiary guarantors”). The 2026 Notes and guarantees will be secured by a first-priority lien on certain of the Company’s and the subsidiary guarantors’ assets and by second-priority-liens on certain of the Company’s and the subsidiary guarantors’ other assets.

McClatchy intends to use the net proceeds of the offering, together with cash available under a new proposed asset based revolving credit facility, junior lien term loan financing and cash on hand, to fund transaction related expenses and the satisfaction and discharge and redemption of all of its outstanding 9.0% Senior Secured Notes due 2022 (the “2022 Notes”).

Interest on the 2026 Notes will be paid semi-annually at a rate of 9.00% per annum on January 15 and July 15 of each year, commencing on January 15, 2019.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the 2026 Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This announcement does not constitute a notice of redemption for the 2022 Notes.

The 2026 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy is a publisher of iconic brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

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Additional Information

Statements in this press release regarding the offering of 2026 Notes and McClatchy’s intended use for the proceeds of the offering and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the Company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; the Company may not be able to successfully refinance its 2022 Notes; the Company may not be able to consummate the debt refinancing transaction with Chatham; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2018, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Stephanie Zarate, Investor Relations Manager 916-321-1931 szarate@mcclatchy.com

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